Press Release	Source: Neuro-Hitech

Neuro-Hitech Completes Merger With Q-RNA, Builds on Momentum With Additions to Company Leadership
Thursday November 30, 10:31 am ET

New Talent, Additional Resources Expands Intellectual Capital, Experience and Portfolio for Biopharmaceutical Focused on Treatments for Alzheimer's, Epilepsy, Parkinson's

NEW YORK, NY—(MARKET WIRE)—Nov 30, 2006 — Neuro-Hitech, Inc. (OTC BB:NHPI.OB - News), a biopharmaceutical company focused on the development and commercialization of next-generation compounds against proven targets for neurodegenerative diseases, today announced that it completed the acquisition of Q-RNA, Inc., a New York-based biotechnology company focused on diseases such as Alzheimer's, epilepsy and Parkinson's disease. Neuro-Hitech also announced a full slate of additions to the company's leadership, including new appointments to the management team, expansion of the Neuro-Hitech Affiliated Scientific Advisory Board and new members of the Board of Directors. The new executives bring with them a unique mix of expertise and experience that complements Neuro-Hitech's existing strengths and resources.

"The completion of the merger with Q-RNA, combined with the invaluable executive talent that we're privileged to welcome to our ranks, positions Neuro-Hitech for tremendous progress," said Reuben Seltzer, Neuro-Hitech's President and CEO. "The merger and the new appointments together boost our intellectual capital and management expertise. As we look toward 2007 and the completion of Phase II clinical trials for our Alzheimer's drug huperzine A, as well as the expected progress on our pre-clinical efforts, I believe we have great potential for success."

In a key management addition, the merger enables L. William McIntosh, CEO of Q-RNA and a 30-year veteran of the pharmaceutical and biotechnology industries, to become Neuro-Hitech's Chief Operating Officer and a member of the Neuro-Hitech board of directors. With a skill set that spans marketing, sales, business development, product development and general management, he has served in senior positions at Merck and Co. Inc., Medco Containment Services, Boehringer Mannheim Pharmaceuticals Corporation, Zynaxis, Inc., Smith Kline Beecham Pharmaceuticals, and Nexell Therapeutics, Inc. He was also president and CBO for FASgen. He received both his B.S. and M.B.A. from Lehigh University in Pennsylvania.

Among the other executive additions at Neuro-Hitech:

William Wong, Ph.D., VP for product development at Q-RNA, has been named Chief Scientific Officer. Dr. Wong brings a special blend of science and business development skills, having served in management positions at large, medium and early-stage companies. His experience encompasses research, product development, regulatory, technical evaluation, business development and in- and out-licensing. A 20+-year veteran of the pharmaceutical, biotechnology, diagnostics and device industries, he began his career at Becton-Dickinson Corporation and moved to E.I. Dupont Co.'s Extracorporeal Therapy Systems division. He also served on senior management teams at Zynaxis, Inc., Intracel Corporation, Nexell Therapeutics, and Lynx Therapeutics, Inc. He received his Ph.D. from the University of Rochester School of Medicine in the Department of Microbiology and Immunology.

Donald F. Weaver, M.D., Ph.D., currently Canada Research Chair in Neuroscience/Chemistry, has joined the Neuro-Hitech Affiliated Scientific Advisory Board. With experience that spans academic and commercial interests, he has published hundreds of articles, is a prolific inventor with over 70 patents to his name and is the recipient of many awards and honors. He co-founded three biotechnology companies, including Neurochem, Inc., and is a fellow of the Canadian Institute of Chemistry (FCIC), a fellow of the Royal College of Physicians and Surgeons of Canada (FRCIP) and a board-certified neurologist.

David Dantzker, M.D., has also joined the Neuro-Hitech Board of Directors. Dr. Dantzker, a general partner with Wheatley MedTech Partners L.P., has served on the faculty and in leadership positions of four major research-oriented medical schools and has authored or co-authored 130 research papers and five textbooks. He has been president of North Shore-LIJ Health System, one of the largest academic health systems in the U.S. with annual revenue of over $3 billion, and co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. Dr. Dantzker holds a B.A. in biology from New York University and received his M.D. from the State University of New York at Buffalo School of Medicine.

Neuro-Hitech privately issued merger consideration consisting of an aggregate of: (i) 1,800,000 shares of Neuro-Hitech common stock, (ii) warrants to purchase 600,356 shares of Neuro-Hitech common stock at an exercise price of $13 per share, and (iii) warrants to purchase 600,356 shares of Neuro-Hitech common stock at an exercise price of $18 per share. In addition, Neuro-Hitech assumed Q-RNA employee stock options now exercisable for 199,288 shares of Neuro-Hitech common stock. The Neuro-Hitech common stock issued as merger consideration will be subject to a lock-up of up to two years, and therefore not freely transferable during the lock-up period.

Neuro-Hitech concurrently closed on the sale in a private offering of 612,200 shares of its common stock and warrants to purchase 306,100 shares of its common stock for $3.1 million in cash. The exercise price of the warrants is $7.00 per share. The proceeds from the sale of these securities is part of an authorized private offering of up to $9.3 million in Neuro-Hitech common stock and warrants.

About Neuro-Hitech

Neuro-Hitech is focused specifically on the development and commercialization of next-generation therapies against proven targets for neurodegenerative diseases. The company's most advance clinical program, Huperzine A is being tested for efficacy in the treatment of Alzheimer's disease and the company has plans to study other degenerative disorders such as mild cognitive impairment, myasthenia gravis and other dementia. The company is planning on researching the effectiveness of Huperzine A as a nerve gas antidote. Neuro-Hitech is currently developing Huperzine A in both oral and transdermal form. More information about Neuro-Hitech can be found online at www.neurohitech.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.

Contact:
Company Contact:
David Barrett
CFO
Neuro-Hitech, Inc.
212-594-1215

Investor Relations Contact:
Thomas P. Walsh
Alliance Advisors, LLC
212-308-3486

Media Contact:
Eric Goldman
GlobalFluency
212-213-5400 x202

Source: Neuro-Hitech